UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 15, 2014

CARBON NATURAL GAS COMPANY
(Exact name of registrant as specified in charter)

Delaware	000-02040	26-0818050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 1170, Denver, Colorado	80290
(Address of principal executive offices)	(Zip code)

(720) 407-7043
(Registrant's telephone number including area code)

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 15, 2014, Nytis Exploration Company LLC (“Nytis LLC”), a Delaware limited liability company (and subsidiary of the registrant, Carbon Natural Gas Company, a Delaware corporation), completed a preliminary closing of the previously announced disposition of a portion of Nytis LLC’s interest in rights below the base of the Clinton Formation (the “Deep Rights”) underlying certain oil and gas leases located in Kentucky and West Virginia (the “Leases”).

The preliminary closing was completed in accordance with the Purchase and Sale Agreement, as amended (the “PSA”), among Nytis LLC and Liberty Energy LLC (the “Sellers”), and Continental Resources, Inc. (an unrelated third party), as (“Buyer”). Pursuant to the PSA, Sellers have reserved (i) a minority working interest in the Deep Rights, (ii) an overriding royalty interest in certain of the Deep Rights and (iii) all rights from the surface to the base of the Clinton formation underlying the Leases. In connection with the closing of this transaction, Nytis LLC received approximately $12.4 million in cash.

At the preliminary closing, Buyer provided to Sellers a description of title defects (many of which all parties consider to be readily curable) and estimated in the preliminary settlement statement that the extent of title defects is less than the twenty percent (20%) threshold provided in the PSA that would have permitted either Buyer or Sellers to terminate the transaction.

Per the PSA, Sellers have a 75-day period following the preliminary closing during which to resolve such title defects through Sellers’ cure or the substitution of acreage acceptable to Buyer. If Sellers are unable either to cure the title defects or to provide Buyer with acceptable substitute acreage, the purchase price will be adjusted in accordance with the terms of the PSA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARBON NATURAL GAS COMPANY

/s/ Patrick R. McDonald
Patrick R. McDonald, CEO
Dated: December 19, 2014